Exhibit 10.4

BUSINESS CONSULTANT AGREEMENT

This BUSINESS CONSULTANT AGREEMENT (the “Agreement”) is made effective as of March 1, 2025, between Sikandar. (“Consultant”), and SWOL Holdings Inc., (“Company”). The parties agree as follows:

1.	Services. Company hereby employs the Consultant to perform the following strategic advisory services as chief financial officer (“Services”) in accordance with the terms and conditions set forth in this Agreement:

1.1	Strategic Financial Planning & Analysis

1.2	Financial Reporting & Compliance

1.3	Cash Flow & Capital Management

1.4	Operational & Cost Efficiency

1.5	Internal Controls

1.6	Financial Systems

1.7	Executive & Board Support

2.	Performance of Services. The Consultant shall personally perform the Services unless otherwise approved by the Company in writing. Consultant shall determine the means by which the Consultant accomplishes the Services in accordance with this Agreement.

2.1.	Time Devoted by Consultant. The Consultant shall spend as much time as needed on a weekly basis to perform the services hereunder. The amount of time may vary from day to day or week to week.

2.2.	Place Where Services Will Be Rendered. Consultant will perform most services in accordance with this Agreement at such place(s) or telephonically as Consultant determines is appropriate, except as specifically designated by the Company in connection with a specific activity.

2.3.	Employment of Others. The Company may, from time to time, request that the Consultant arrange for the services of others. The Company will pay all costs to the Consultant for those services, but in no event shall the Consultant employ others without the prior authorization of the Company.

2.4.	Compliance. Consultant, its employees, and agents will comply at all times with (a) all applicable laws and regulations of (a) the United States Securities Act of 1933 and Securities Exchange Act of 1934 as well as other relevant U.S. federal laws and applicable laws of any U.S. jurisdiction in which Services are provided, (b) all applicable Company rules, policies and standards, and (c) all security provisions in effect from time to time at Company’s premises with respect to access to premises and materials and information belonging to Company. Consultant will not use Company’s name in any promotional materials or other communications with third parties without Company’s prior written consent.

2.5.	Work for Others. The Company recognizes and agrees that the Consultant may perform similar services for other persons, provided that such services do not represent a conflict of interest or a breach of the Consultant’s fiduciary duty to the Company.

3.	Compensation.

3.1.	Monthly Fee. The Company agrees to pay the Consultant $8,000 per month due and payable on the fifteenth (15th) of each month until the Listing. Should Company succeed in obtaining a Listing, Company hopes to continue Consultant’s services at a rate of $20,000 per month payable on the fifteenth (15th) of each month during the Term of this Agreement.

3.2.	Listing Fee. Upon the Listing, the Company shall pay Consultant a success fee of $200,000, due and payable within (3) business days of the Listing.

3.3.	Equity. Upon the Listing, the Company shall issue Consultant 100,000 shares of its common stock (or foreign equivalent) which shall vest 25% per quarter, over the course of four (4) quarters (i.e. every 3 months).

4.	Expenses. The Company shall reimburse Consultant for all pre-approved expenses incurred and approved in writing by the Company.

5.	Term; Termination. This Agreement shall commence upon execution, is effective for twelve (12) months and will automatically renew for successive twelve (12) month terms unless either Party provides at least thirty (30) days’ written notice before the renewal date. Either Party may also terminate this Agreement at any time with thirty (30) days’ written notice, with all obligations incurred prior to termination remaining in effect. No expiration or termination of the Agreement shall affect the Company’s obligation to pay Consultant the full amount of compensation owed under the terms of this Agreement. If the date of termination of the Consultant occurs 90 days or less prior to a subsequent Listing, then notwithstanding the Consultant’s terminated status, the Listing event will trigger the Company’s obligations to the Consultant as identified in §§ 3.2 & 3.3 as if no termination occurred.

6.	Independent Contractor. Consultant acknowledges, and confirms to Company, that Consultant is and shall remain an independent contractor, and is not an employee, partner or joint venture of Company. The Company is not responsible for withholding, and shall not withhold or deduct from the commissions FICA or taxes of any kind, unless such withholding becomes legally required. Consultant is not entitled to receive the benefits which employees of Company and is not entitled to receive and shall not be entitled to workers compensation, unemployment compensation, medical insurance, life insurance, paid vacations, paid holidays, pension, profit sharing, or Social Security on account of the Services. The parties further agree that Company and/or any representative of the Company (“Representative”) shall have no control or supervision over Consultant’s employees, officers, directors, representatives or affiliates. Consultant will not represent that it is an employee of the Company or its Representative. Consultant shall at all times represent itself and be construed as independent of Company or Representative.

7.	Confidential Information; Nondisclosure of Confidential Information. Consultant acknowledges that, pursuant to this Agreement, Consultant may be given access to or may become acquainted with certain information or trade secrets, or both, of the Company and its subsidiaries or affiliates in which the Company has invested, including but not limited to, confidential information and trade secrets regarding computer programs, designs, skills, patents, pending patents, copyrights, procedures, methods, documentation, plans, drawings, schematics, facilities, customers, policies, marketing, pricing, customer lists and other information and know-how all relating to or useful to the Company and its companies in which the Company has invested (collectively, the “Confidential Information”) and the exclusive property of the Company and its companies in which the Company has invested. During the term of this Agreement and for a period of five years thereafter, Consultant shall only disclose the Confidential Information in connection with its performance pursuant to this Agreement, subject to the terms and conditions of this Agreement, and otherwise, the Consultant shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or entity, any of the Confidential Information. Consultant expressly agrees that the Confidential Information affects the successful and effective conduct of the Company and its companies in which the Company has invested business and its goodwill, and that any breach of the terms of this Section by the Consultant is a breach of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Consultant shall not be prohibited from disclosing to third parties, or using without the prior written consent of the Company, information that (a) was, on the date of this Agreement, generally known to the public, (b) is as of the date of this Agreement known to the Consultant, as evidenced by written records in the possession of Consultant, (c) is subsequently disclosed to Consultant by a third party who is in lawful possession of such information and is not under an obligation of confidence; (d) is disclosed by the Company to third parties generally without restriction on use and disclosure, or (e) is required to be disclosed by law or a final order of a court or other governmental agency or authority of competent jurisdiction, provided, however, reasonable notice prior to any disclosure as required by applicable law or court process shall be given to the Company which would allow the Company sufficient time to attempt to obtain injunctive relief in respect to such disclosure.

8.	Indemnification. Company agrees to protect, defend, hold harmless, and indemnify (collectively “Indemnify” and “Indemnification”) Consultant, its subsidiaries, and its and their respective successors, assigns, directors, officers, employees, agents, and affiliates (collectively, “Indemnified Parties”) from and against all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs, and expenses of or by a third party OR whether or not involving a claim by a third party, including but not limited to reasonable attorneys’ fees and costs (collectively, “Claims”), actually or allegedly, directly or indirectly, arising out of or related to (1) any breach of any representation or warranty of Company contained in this Agreement; (2) any breach or violation of any covenant or other obligation or duty of Company under this Agreement or under applicable law; (3) any third party Claims which arise out of, relate to or result from any act or omission of Company; and (4) any and all Claims against Consultant as a result of the services provided under this Agreement, in each case whether or not caused in whole or in part by negligence or otherwise of Consultant, or any other Indemnified Party, and whether or not the relevant Claim has merit.

9.	Legal Matters; Miscellaneous.

9.1.	Pro Rata Compensation. In the event that this Agreement is terminated by either party prior to completion of the Services but where the Services have been partially performed, the Consultant will be entitled to pro rata payment of the compensation set forth in Section 4 herein to the date of termination provided that there has been no breach of contract on the part of the Consultant.

9.2.	Dispute Resolution. The parties will first make a good faith effort to settle by negotiation any dispute regarding this Agreement. If a settlement has not been reached within 15 days of beginning that negotiation, then the dispute will be submitted for mediation. If a settlement has not been reached in the mediation proceeding, then either party may submit the dispute to binding arbitration by a mutually acceptable arbitrator, and the other party agrees to participate in that arbitration proceeding. If the parties cannot agree on an arbitrator, then each party will select one arbitrator, and those two arbitrators will select a third arbitrator who will conduct the arbitration. Any arbitration under this section will be conducted in Miami, Florida, pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction of the matter. However, this section will not apply to (a) actions for equitable relief, or (b) actions to enforce any mediation or arbitration award. In any action under the preceding clauses (a) or (b), each party waives all rights to a jury trial.

9.3.	Notices. Any notices required under this Agreement must be in writing by personal or courier delivery, facsimile transmission, or by registered or certified U.S. mail, return receipt requested, postage prepaid, must be delivered to address or facsimile number set forth below the parties’ signatures, or to any other address or facsimile number as specified by a party in writing, and will be deemed effective as of the date of personal or courier delivery, confirmed facsimile transmission, or two days after the date on the U.S. postmark affixed to the notice.

9.4.	General Provisions.

(a) Governing Law; Venue. This Agreement will be governed, interpreted and enforced in accordance with the laws of the Commonwealth of Delaware, without regard to conflict of law provisions. The parties agree that any action or proceeding filed relating to this Agreement will be commenced and maintained exclusively in the state courts located in Miami-Dade County, Florida, or the federal courts located in the Southern District of Florida. Each of the parties hereby expressly consents to the exclusive personal jurisdiction of such courts for any such action or proceeding.

(b) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and may not be modified, altered or amended except in a writing executed by both parties to this Agreement.

(c) Headings. Headings in this Agreement are for convenience only and will not be considered in the interpretation of this Agreement.

(d) Notices. All notices, approvals, or requests in connection with this Agreement shall be in writing and shall be deemed given when delivered personally by hand or one business day after the day sent by overnight courier (in each case with written confirmation of receipt or transmission, as the case may be) at the following address (or to such other address as a party may have specified by notice to the other party pursuant to this provision):

Signature page to follow

Swol Holdings Inc			Sikandar

By:	/s/ Alexandra Hoffman		By:	/s/ Sikandar
	Name:	Alexandra Hoffman
	Title:	CEO

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